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                      August 31, 2022

       Ge Xiaolei
       Chief Financial Officer
       Aluminum Corporation of China Limited
       No. 62 North Xizhimen Street
       Haidian District, Beijing
       People's Republic of China 100082

                                                        Re: Aluminum
Corporation of China Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed April 22,
2022
                                                            File No. 001-15264

       Dear Mr. Xiaolei:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation